EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST V
MERRILL LYNCH PREFERRED FUNDING V, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30, 2011		September 30, 2010
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST V	FUNDING V, L.P.	CAPITAL TRUST V	FUNDING V, L.P.

Earnings	$15,949	$18,582	$15,949	$18,579

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	15,470	15,949	15,470	15,949

Total combined fixed charges and preferred securities distribution requirements	$15,470	$15,949	$15,470	$15,949

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.16

	FOR THE NINE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	September 30, 2011		September 30, 2010
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST V	FUNDING V, L.P.	CAPITAL TRUST V	FUNDING V, L.P.

Earnings	$47,846	$55,746	$47,846	$55,740

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	46,410	47,846	46,410	47,846

Total combined fixed charges and preferred securities distribution requirements	$46,410	$47,846	$46,410	$47,846

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.16